                                                                  Exhibit 10.10

                                 LICENSE AGREEMENT

     This License Agreement is made this 15th day of March, 1995 by Deog-Kyoon Jeong, an individual with a place of business at Seoul National University, Shinlim-dong, Gwanak-gu, Seoul 151-742, Korea ("DK"), and Silicon Image, Inc., a California corporation with a place of business at 3715 Redwood Circle, Palo Alto, California 94306 ("SII"). This Agreement will become effective, if at all, upon the later of (a) March 28, 1995, or (b) SII's closing of a sale of its securities having a value of at least Two Million Dollars ($2,000,000).

                                      RECITALS

     A. SII has been formed to engage in the business of designing, manufacturing, and marketing electronic components for transmitting video information.

     B. DK has developed certain "SERIAL LINK TECHNOLOGY" described on EXHIBIT A hereto.

     C. Prior to the date of this Agreement, DK granted limited rights in the Serial Link Technology to [***] (collectively, the "PRIOR LICENSEES").

     D. DK desires to license to SII, and SII desires to license from DK, the Serial Link Technology for two fields of use: (a) transmitting video information, and (b) [***].

     NOW, THEREFORE, the parties agree as follows:

     1.   LICENSE.

          1.1 GRANT OF RIGHTS. DK hereby grants to SII a perpetual, irrevocable, worldwide license to use, make, have made, copy, publish, modify, improve, prepare derivative works based on, market, distribute, lease, and sell the Serial Link Technology, with full rights to sublicense others to do the same, solely in two fields of use: (a) transmitting video information, and (b) [***]. The foregoing license includes, but is not limited to, licenses under any patents, copyrights, mask work rights, trade secret rights, and other intellectual property rights (collectively, "INTELLECTUAL PROPERTY RIGHTS") owned or licensed by DK in connection with the Serial Link Technology.

          1.2 EXCLUSIVITY. DK agrees, however, that after the date of this Agreement, DK will not grant to any other party rights to use the Serial Link Technology in the field of use described in Section 1.1(a) above.

          1.3 ENHANCEMENTS. SII and DK acknowledge that DK is a shareholder in SII and that DK's shares in SII are subject to repurchase restrictions that lapse over four (4) years, provided that DK continues to render substantial services to SII. SII and DK agree that the services to be rendered to SII by DK are likely to include maintaining, enhancing, and customizing the Serial Link Technology for use by SII, and that all enhancements and


[***] Confidential Treatment has been requested for certain portions of this document. Such portions have been filed separately with the Securities and Exchange Commission customizations developed by DK for SII will be owned by SII. In addition, subject to any limitations imposed by DK's existing agreements with the Prior Licensees, DK agrees to disclose and license to SII at no additional charge all enhancements and other modifications of the Serial Link Technology, regardless of whether they are developed at SII's request, and the term "Serial Link Technology" as used in this Agreement will be construed to include all such enhancements and modifications developed by DK. However, SII will have no obligation to incorporate any such enhancements or modifications into the Serial Link Technology.

          1.4 ADDITIONAL RIGHTS. In the event that DK owns (presently or in the future) any patent rights that block or interfere with SII's license rights, DK will grant to SII a non-exclusive license to use, make, have made, copy, publish, modify, improve, prepare derivative works based on, market, distribute, lease, and sell any products, software, or hardware covered by such patent rights, with full rights to sublicense others to do the same, to the extent necessary to enable SII to exercise its rights under this Agreement.

     2.   PAYMENT.

          2.1 ROYALTY. During each of the years set forth below, SII will pay to DK the percentage set forth opposite that year of the "Net Receipts" (as defined below) actually received by SII with respect to all sales, licenses, sublicenses, or other commercial exploitation of the Serial Link Technology or any derivative work thereof.

                         Percentage of
          Year           Net Receipts
          ----           -------------
          1995                4.2
          1996                3.2
          1997                1.8
          1998                1.0
          1999                0.8
          2000                0.5

After 2000, no further royalties will be due to DK under this Agreement and SII's license will be fully paid.

          2.2 NET RECEIPTS. As used herein, "NET RECEIPTS" means SII's gross receipts (exclusive of taxes, interest, service or processing charges, finance charges, currency exchange fees, insurance, and transportation costs) from all sales, licenses, sublicenses, or other commercial exploitation of the Serial Link Technology or any derivative work thereof, minus (1) any credits or refunds for returns; (2) any rebates and promotional allowances to customers; and (3) any sales commissions. If, in connection with any license of the Serial Link Technology, SII receives refundable advances against future payment obligations, such advances will be deemed received only as shipments are made against them.

          2.3 PAYMENT DATES. Payments due to DK under Section 2.1 hereof will be calculated and made quarterly based on actual receipts for the previous calendar quarter.

Amounts received by SII in foreign currencies will be deemed converted into United States Dollars at the average exchange rates used by SII in its financial statements for the month of receipt. Within forty-five (45) days after the close of each quarter ending March 31, June 30, September 30, and December 31, SII will deliver to DK a report which will provide all reasonably necessary information for computation of the payments, if any, due to DK for such quarterly period, together with any payments due DK with respect to such period.

          2.4 AUDIT RIGHTS. An independent certified public accountant selected by DK may, upon reasonable notice and during normal business hours, but no more often than once each year, inspect the records of SII on which such reports are based. SII's determination of the payments due DK under this Agreement will be deemed conclusive unless, within eighteen (18) months from the date of payment thereof, DK notifies SII in writing of any error in such payments. Any inspection of SII's records pursuant to this Section 2.4 will be conducted during SII's normal business hours, under SII's supervision, and in a manner which does not interfere with SII's business operations. If, upon performing an inspection of SII's records, it is determined that SII has underpaid DK by an amount equal to or greater than ten percent (10%) of the payments due DK in the particular period in question, SII shall bear all reasonable expenses and costs of the audit.

     3.   MARKETING.

          3.1 NO OBLIGATION TO MARKET. DK agrees that SII has no fiduciary duty to DK, either express or implied, and may market, or not market at all, the Serial Link Technology and its derivative works or any other technology licensed to or developed by DK for SII hereunder. Nothing in this Agreement will prevent SII from marketing any other technology, whether similar or dissimilar to the Serial Link Technology.

          3.2 METHODS OF MARKETING. All aspects of the distribution and marketing of products containing the Serial Link Technology will be in SII's sole control, including without limitation the methods of marketing, pricing, naming, packaging, labeling and identification, protection, terms and conditions of sale or license, and warranty, if any.

          3.3 TRADEMARKS. SII and its licensees will sell or sublicense products containing the Serial Link Technology or derivative works thereof under a trademark or trademarks to be selected by SII or its licensees respectively. Such trademarks will be the property of SII or its licensees respectively, and DK will acquire no rights in any of them.

     4.   INTELLECTUAL PROPERTY RIGHTS.

          4.1 DK'S REPRESENTATIONS AND WARRANTIES. DK represents and warrants to SII that:

               (a) The Serial Link Technology as delivered to SII will substantially conform to the description in EXHIBIT A.

               (b) DK has developed the Serial Link Technology independently and has not knowingly infringed the Intellectual Property Rights of others; PROVIDED THAT, with respect to patent rights, DK has performed no investigation but nothing has come to his attention to indicate that the Serial Link Technology infringes the patent rights of others.

               (c) DK is the sole and exclusive owner of the Serial Link Technology, subject to the rights of the Prior Licensees, and has full power and right to enter into this Agreement without liability to others.

               (d) DK has previously granted rights in the Serial Link Technology only to the Prior Licensees. Those prior grants of rights are consistent with the rights granted to SII herein. DK will not grant any rights in the Serial Link Technology to any third party which are inconsistent with the rights granted to SII herein.

               (e) DK has full power to enter into this Agreement, to carry out his obligations under this Agreement, and to grant the rights granted to SII herein.

          4.2 SII'S REPRESENTATIONS AND WARRANTIES. SII represents and warrants to DK that:

               (a) Any contributions by SII to derivative works of the Serial Link Technology will not infringe upon any Intellectual Property Rights of any third party.

               (b) SII has full power to enter into this Agreement and to carry out its obligations under this Agreement.

          4.3 INFRINGEMENT BY OTHERS. Each party will notify the other of any infringement of rights in the Serial Link Technology that come to such party's attention. In the event of any infringement of any rights granted to SII hereunder, SII will have the first option to bring any action for such infringement on behalf of itself and DK, and DK will cooperate fully with SII in such action; and in such event SII will bear the expenses of the action and will recover its expenses from any sums recovered in the action. The balance of the proceeds of such action will be deemed to be Net Receipts and will be divided between SII and DK according to the percentages specified in Section 2.1. If SII declines in writing to bring any such action, DK may proceed to bring the action, will bear all expenses of the action, and will be entitled to any sums recovered in the action.

          4.4 INDEPENDENT DEVELOPMENT. Nothing in this Agreement will impair SII's right to acquire, license, develop for itself, or have others develop for it, modifications or enhancements to the Serial Link Technology or derivative works thereof, or replacements for the Serial Link Technology or derivative works thereof.

     5.   CONFIDENTIAL INFORMATION.

          5.1 NONDISCLOSURE. SII and DK agree that the terms and conditions of this Agreement, the trade secrets and technology embodied in the Serial Link Technology, the concepts, know how, techniques and algorithms known or developed by DK at the time of entering into this Agreement, any information disclosed by SII to DK or his accountant under Section 2.4, any information concerning the other party's marketing plans, existing or future products, and any other confidential business or technical information disclosed to the other party in the furtherance of this Agreement will be deemed confidential and held in strict confidence and will not be disseminated or disclosed without the express written consent of the other party.

          5.2 EXCLUSIONS. Notwithstanding the above, the following materials will not be deemed confidential:

               (a) Information that is or becomes known to the general public without breach of the nondisclosure obligations of this Agreement;

               (b) Information that is customarily disclosed to others without restriction on disclosure;

               (c) Information that is obtained from a third party or independently developed without breach of a nondisclosure obligation and without restriction on disclosure; and

               (d) Information that is required to be disclosed in connection with any suit, action, or other dispute related to this Agreement.

     6.   TERM AND TERMINATION.

          6.1 TERM. This Agreement will commence on the date first written above and will continue until terminated by mutual consent of the parties or as provided in this Section 6.

          6.2  TERMINATION.

               (a) If either party becomes the subject of a voluntary or involuntary petition in bankruptcy or any proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if that petition or proceeding is not resolved in its favor within sixty (60) days after filing, the other party may terminate this Agreement on thirty (30) days' prior written notice.

               (b) If either party materially breaches any term or condition of this Agreement and fails to cure that breach within thirty (30) days after receiving written notice of the breach, the other party shall have the right to terminate this Agreement any time after the end of such thirty (30) day period.

               (c) If SII fails to commercialize the Silicon Link Technology by within three (3) years of the date when this Agreement becomes effective, then DK may terminate this Agreement on thirty (30) days' prior written notice to SII. As used herein, "commercialize" means incorporate in a product that is readily available and offered for sale to third parties in commercially reasonable quantities.

          6.3  EFFECTS OF TERMINATION.

               (a) Each party shall return or destroy all copies of the confidential information of the other party within thirty (30) days after the effective date of the termination. At the request of either party, an officer of the other party will certify in writing that such other party has complied with this obligation.

               (b) All sums owed to SII by DK, or to DK by SII, will become immediately due and payable upon the effective date of termination.

               (c) SII and its licensees will have the right to ship to customers all products remaining in inventory that contain the Serial Link Technology or any derivative work thereof.

               (d) Neither party will be liable for damages of any kind as a result of exercising its right to terminate this Agreement according to its terms, and termination will not affect any other right or remedy at law or in equity of either party.

               (e) All rights and licenses granted by SII (or by SII's sublicensees) to third parties in good faith will continue in full force and effect. In addition, the obligations of the parties under Sections 4 (Intellectual Property Rights), 5 (Confidential Information), 7 (Limitation of Liability), and 8 (Miscellaneous) will survive the termination of this Agreement.

               (f) If DK terminates this Agreement pursuant to Section 6.2(a) or 6.2(c), all of the rights granted by DK to SII under Section 1 will immediately terminate and expire (subject to the provisions of paragraph (e) above concerning the survival of the rights and licenses of third parties).

     7.   LIMITATION OF LIABILITY.

     SII AND DK WILL NOT BE LIABLE FOR ANY LOST PROFITS OR ANY SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, EVEN IF INFORMED OF THE POSSIBILITY THEREOF IN ADVANCE AND EVEN IF A REMEDY SET FORTH HEREIN FAILS OF ITS ESSENTIAL PURPOSE. THIS LIMITATION APPLIES TO ALL CAUSES OF ACTION UNDER ANY THEORY OF LIABILITY, INCLUDING WITHOUT LIMITATION BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY, AND OTHER TORTS.

     8.   MISCELLANEOUS.

          8.1 GOVERNING LAW; FORUM. This Agreement will be deemed entered into in Santa Clara County, California and will be governed by and interpreted in accordance with the substantive laws of the State of California, excluding the Convention on Contracts for the Sale of International Goods. The parties agree that any dispute arising out of or related to this Agreement will be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by a single arbitrator appointed in accordance with those Rules. The place of arbitration will be Santa Clara County, California, but the parties hereby agree to exclude any right of application or appeal to the courts in connection with any questions of law arising in the course of the reference or out of the award. The language to be used in the arbitral proceedings will be English. The applicable procedural law will be the law of the place of arbitration. Judgment upon the award may be entered in any court having jurisdiction.

          8.2 ASSIGNMENT. Except upon a merger, reorganization, or sale of all or substantially all the assets of the assigning party, neither party may assign this Agreement without the prior written consent of the other. Any assignment permitted hereunder will be subject to the written consent of the assignee to all the terms and provisions of this Agreement.

          8.3 MODIFICATION. No modification to this Agreement, nor any waiver of any rights, will be effective unless assented to in writing by the party to be charged, and the waiver of any breach or default shall not constitute a waiver of any other right hereunder or any subsequent breach or default.

          8.4 NOTICES. Any required or permitted notices hereunder must be given in writing at the address of each party sent forth above, or to such other address as either party may substitute by written notice to the other in the manner contemplated herein, by one of the following methods: hand delivery; registered, express, or certified mail, return receipt requested, postage prepaid; nationally-recognized private express courier; or facsimile. Notices will be deemed given on the date when hand delivered or transmitted by facsimile, one (1) day after being sent by express mail or nationally-recognized private express courier, and five (5) days after being sent by registered or certified mail.

          8.5 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

          8.6 INDEPENDENT CONTRACTORS. In performing their respective duties under this Agreement, each of the parties will be operating as an independent contractor. Nothing contained herein will in any way constitute any association, partnership, or joint venture between the parties hereto, or be construed to evidence the intention of the parties to establish any such relationship.

          8.7 SEVERABILITY. In the event that it is determined by a court of competent jurisdiction that any provision of this Agreement is invalid, illegal, or otherwise unenforceable, such provision will be enforced as nearly as possible in accordance with the stated intention of the parties, while the remainder of this Agreement will remain in full force and effect and bind the parties according to its terms. To the extent any provision cannot be enforced in accordance with the stated intentions of the parties, such provisions will be deemed not to be a part of this Agreement.

          8.8 EQUITABLE RELIEF. DK acknowledges that the rights and licenses granted to SII hereunder are of a unique, unusual, extraordinary, and intellectual character that gives them a special value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law, that a material breach by DK of this Agreement will cause SII great and irreparable injury and damage and, therefore, that SII will be entitled to injunctive relief to prevent such injury or damage.

          8.9 HEADINGS. The headings of the Sections and subsections of this Agreement are for convenience only and will not be of any effect in construing the meanings of the Sections and subsections.

          8.10 ENTIRE AGREEMENT. This Agreement and the exhibits attached hereto constitute the entire and exclusive agreement between the parties hereto with respect to the subject matter hereof.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

Silicon Image, Inc.


By:  /s/ Ignatius Tjandrasuwita   3/15/95     /s/ Deog-Kyoon Jeong    3/15/95
     ---------------------------------------  --------------------------------
     Ignatius Tjandrasuwita, Vice President       Deog-Kyoon Jeong

                                   EXHIBIT A

                        SERIAL LINK TECHNOLOGY SPECIFICATION


     The serial link is a point-to-point, differential, communication interconnect technology, implementable in low-cost, scaleable CMOS process technologies. The media is a DC-balanced, transformer coupled, 50ohm twisted-pair cable or 100ohm twinax cable. The transmission cable carries a low voltage swing (less than 500mV peak-to-peak) differential signals. Transmission rate can be as high as 1.5 giga bits per second with bit error rate of 10E-9 or better, in a typical 0.6um CMOS implementations. Silicon area required to implement serial link cells on an integrated circuits (ICs) and power consumption are small enough to integrate multiple serial link channels on an IC.

     The serial link cell includes a novel serializer that converts parallel data at lower clock rate to high speed serialized bit stream, a phase locked loop generating multiphase clock signals, and digital phase locked loop that recovers data (serial to parallel) and clock from serial bit stream being received.

     The circuit works in a completely synchronous manner. It requires a single central clock for both transmit and receive. Unlike conventional receiver which generates both recovered clock and recovered data in sync with the clock, recovered data is sent out with a central clock. In the case of the data rate mismatch, word skipping and doubling capability make synchronous transfer possible. Transmission rate is 10 times the system clock and such multiplicity is done by an on-chip phase locked loop (PLL). One PLL can be sued for multiple (up to 8) serial link channels.

                                  AMENDMENT NO. 1
                                         TO
                                 LICENSE AGREEMENT
                  BETWEEN DEOG-KYOON JEONG AND SILICON IMAGE, INC.


This Amendment No. 1 shall serve to amend the License Agreement (hereinafter referred to as "The License Agreement") between Deog-Kyoon Jeong ("DK") and Silicon Image, Inc. ("SII") dated March 15, 1995. The License Agreement sets forth terms and conditions of licensing Serial Link Technology developed by DK to SII in the use of (a) transmitting video information, and (b) [***], as defined in the section 1.1 of the License Agreement.

The License Agreement is hereby amended as follows:

In the first paragraph of the License Agreement, delete the following sentence;

     "THIS AGREEMENT WILL BECOME EFFECTIVE, IF AT ALL, UPON THE LATER OF (A) MARCH 28, 1995, OR (B) SII'S CLOSING OF A SALE OF ITS SECURITIES HAVING A VALUE OF AT LEAST TWO MILLION DOLLARS ($2,000,000)."

And replace with;

     "THIS AGREEMENT WILL BECOME EFFECTIVE AS OF MAY1, 1995."

Other than the addition of the foregoing, the License Agreement remains unmodified and in full force and effect.

The Effective Date of this Amendment No. 1 is May 1, 1995.


Silicon Image, Inc.



By:   /s/ Ignatius Tjandrasuwita    5/1/95      /s/ Deog-Kyoon Jeong    5/1/95
     ---------------------------------------   -------------------------------
     Ignatius Tjandrasuwita, Vice President       Deog-Kyoon Jeong



[***] Confidential Treatment has been requested for certain portions of this document. Such portions have been filed separately with the Securities and Exchange Commission

                                   AMENDMENT NO. 2
                                        TO
                                LICENSE AGREEMENT
                    BETWEEN DEOG-KYOON JEONG AND SILICON IMAGE, INC.


     This Amendment No. 2, dated November 30, 1995, amends a certain License Agreement dated March 15, 1995 by and between Deog-Kyoon Jeong ("DK") and Silicon Image, Inc. ("SII"), as amended by Amendment No. 1 thereto dated May 1, 1995 (the "License Agreement").

     1. Recital D of the License Agreement is amended to read in full as follows: "DK desires to license to SII, and SII desires to license from DK, the Serial Link Technology for all fields of use except those that are exclusively reserved to the Prior Licensees under the terms of their existing agreements with DK."

     2. Section 1.1 of the License Agreement is amended to read in full as follows: "DK hereby grants to SII a perpetual, irrevocable, worldwide license to use, make, have made, copy, publish, modify, improve, prepare derivative works based on, market, distribute, lease, and sell the Serial Link Technology; with rights to sublicense others to do the same, in all fields of use except those that are exclusively reserved to the Prior Licensees under the terms of their existing agreements with DK. The foregoing license includes, but is not limited to, licenses under any patents, copyrights, mask work rights, trade secret rights, and other intellectual property rights (collectively, "INTELLECTUAL PROPERTY RIGHTS") owned or licensed by DK in connection with the Serial Link Technology."

     3. Section 1.2 is amended to read in full as follows: "DK agrees that after the date of this Agreement, DK will not grant to any other party rights to use the Serial Link Technology."

     4. Except as modified by this Amendment, the terms of the License Agreement remain in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 as of the date set forth above.

Silicon Image, Inc.

By:       /s/ David D. Lee         /s/ Deog-Kyoon Jeong
      ---------------------------  -------------------------
        David D. Lee, President       Deog-Kyoon Jeong

                                  AMENDMENT NO. 3
                                         TO
                                 LICENSE AGREEMENT
                  BETWEEN DEOG-KYOON JEONG AND SILICON IMAGE, INC.

     This Amendment No. 3, dated 6/18, 1997, amends a certain License Agreement dated March 15, 1995 by and between Deog-Kyoon Jeong ("DK") and Silicon Image, Inc. ("SII"), as amended by Amendment No. 1 thereto dated May 1, 1995 and Amendment No. 2 thereto dated November 30, 1995 (the "LICENSE AGREEMENT").

1.   Recital C of the License Agreement is amended to read in full as follows:
     "Prior to the date of this Agreement, DK granted limited rights in the Serial Link Technology to [***] (collectively, the "PRIOR LICENSEES").

2. A new subsection 4.1(f) is added to the License Agreement to read in full as follows: "In addition to (and in no way limiting) the foregoing, DK warrants and represents that pursuant to a prior agreement with Sun, DK and Sun are co-owners o the patents and patent applications listed in Rider A to Amendment No. 3 of the License Agreement, and that DK has the right to grant the licenses granted herein to the inventions covered by such patents and patent applications."

3. A new subsection 4.1(g) is added to the License Agreement to read in full as follows: "In addition to (and in no way limiting) the foregoing, DK warrants and represents that pursuant to a prior agreement with [***], (i) DK licensed some of the Serial Link Technology exclusively to [***], but the exclusivity period has expired and this prior agreement will not interfere with the rights granted hereunder in that technology, and (ii) DK agreed to give [***] first refusal to the rights in certain Serial Link Technology developed during a two-year period identified in the prior agreement, but that period has expired and none of the technology licensed hereunder is or was subject to, and the license granted herein does not conflict with, that first refusal right."

4. Except as modified by this Amendment, the terms of the License Agreement remain in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Amendment No. 3 as of the date set forth above.

Silicon Image, Inc.

By:       /s/ David D. Lee            /s/ Deog-Kyoon Jeong
     ------------------------------   ------------------------
       David D. Lee, President           Deog-Kyoon Jeong


[***] Confidential Treatment has been requested for certain portions of this document. Such portions have been filed separately with the Securities and Exchange Commission

                                       Rider A
                                         To
                                  Amendment No. 3
                                         to
                                 License Agreement


                          Patents and Patent Applications
                                     Filed with
                                  Sun Microsystems
                                         as
                                    Co-Inventor


         Invention                 Patent/                           Filing/
     Description/Title        Application No.       Country       Issue Date
     -----------------        ---------------       -------       -----------
 High speed Serial Link
 for fully duplexed data         5,587,709          U.S.A.        Dec/24/1996
 Communication